Exhibit 3.1(c)

ARTICLES OF MERGER

Pursuant to Section 33-44-905 of the 1976 South Carolina Code of Laws, as amended, the undersigned, as the surviving corporation, delivers to the Secretary of State these articles of merger executed by each constituent entity which is a party to the merger, and sets forth the following information:

1.	The name and address of the surviving corporation are:

Coastal Carolina Bancshares, Inc.
Name

2305 N. Oak Street; Myrtle Beach, SC 29577
Address

	The surviving entity is a	corporation
Type of entity

2.	The name and jurisdiction of formation or organization of each of the limited liability companies and other entities that are parties to the merger are:

	a.	Coastal Carolina Bancshares, Inc.
Name

South Carolina
Jurisdiction of formation or organization

	b.	Coastal Carolina Dream Team, LLC
Name

South Carolina
Jurisdiction of formation or organization

3.	For each South Carolina limited liability company that is to merge, the date on which its articles of organization were filed with the South Carolina Secretary of State was:

Coastal Carolina Dream Team, LLC
Name of South Carolina limited liability company

June 20, 2007
Date its articles of organization were filed

4.	A plan of merger is approved and signed by each limited liability company and other entity that is to merge.

5.	Approval of the plan of merger by the shareholders of the corporation that is a party to the merger was not required.

6.

The plan of merger is attached to these articles of merger, and a copy thereof will be furnished by the surviving corporation, on request and without cost, to any member of any limited liability company or any person holding an interest in any other entity that is to merge.

1

Coastal Carolina Bancshares, Inc.
Name of surviving corporation

7.	The effective date of merger is the date of filing of these articles of merger.

Date	April 2, 2008	s/ Michael D. Owens, Pres. & CEO
Signature

		Michael D. Owens	President and CEO
		Name	Capacity

Coastal Carolina Bancshares, Inc.
Name of Company or Entity

Date	April 2, 2008	s/ Michael D. Owens, Manager
Signature

		Michael D. Owens	Manager
		Name	Capacity

Coastal Carolina Dream Team, LLC
Name of Company or Entity

2

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of the  1st  day of April, 2008 by and between Coastal Carolina Dream Team, LLC, a South Carolina limited liability company (“Coastal LLC”), Coastal Carolina Bancshares, Inc., a South Carolina corporation (“Coastal Bancshares”), the persons signatory hereto under the heading “LLC Members” (the “LLC Members”), and Larry D. Silver (“Silver,” and together with the LLC Members, the “Contributors”).

WHEREAS, the Contributors have the mutual intention and objective to organize a commercial bank (the “Proposed Bank”) and to that end have organized Coastal LLC to pay the Proposed Bank’s organizational expenses and to enter into agreements in furtherance of the organization of the Proposed Bank and have contributed funds to Coastal LLC to defray such expenses; and

WHEREAS, following the organization of Coastal LLC, the Contributors organized Coastal Bancshares to serve as a holding company for the Proposed Bank; and

WHEREAS, the Contributors, the manager of Coastal LLC, and the directors of Coastal Bancshares have determined it to be advisable that Coastal LLC be merged with and into Coastal Bancshares on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Surviving Entity.

(a)           The surviving entity in the merger contemplated by this Agreement (the “Merger”) shall be Coastal Bancshares.

(b)           The Merger shall be effective upon the filing of articles of merger with the South Carolina Secretary of State in connection with the Merger (the “Effective Time”).  At the Effective Time, (1) Coastal LLC shall be merged with and into Coastal Bancshares, (2) the separate existence of Coastal LLC shall cease, and (3) Coastal Bancshares shall be the surviving entity and shall continue its corporate existence under the laws of the State of South Carolina. From and after the Effective Time, all debts, liabilities, duties and obligations of Coastal LLC, whether under any agreement or otherwise, shall thenceforth attach to and be expressly assumed by Coastal Bancshares and may thereafter be enforced against Coastal Bancshares to the same extent as if said debts, liabilities, duties and obligations had been incurred or contracted by Coastal Bancshares.

2.             Articles of Incorporation and Bylaws.  From and after the Effective Time, the articles of incorporation and bylaws of Coastal Bancshares shall continue as the articles of incorporation and bylaws of the surviving entity until thereafter amended as therein provided and in accordance with applicable law.

3.             Directors and Officers.  The directors and officers of Coastal Bancshares immediately before the Effective Time shall continue to serve in their same capacities after the Effective Time until their successors have been duly elected or appointed as provided in the articles of incorporation and bylaws of Coastal Bancshares and in accordance with applicable law.

4.             Conversion of Interests in Coastal LLC.

(a)           At and as of the Effective Time, by virtue of the Merger and without any action on the part of the LLC Members, each LLC Member’s distributional interest in Coastal LLC outstanding immediately before the Effective Time shall be converted into the conditional right to be reimbursed from Coastal Bancshares, but only on the terms and conditions set forth in Section 4(b), $20,000, without interest.

(b)           Coastal Bancshares shall reimburse the amount set forth in Section 4(a) to each LLC Member if, and only if, all of the following conditions are satisfied:

(i)            the Proposed Bank is issued a charter to transact commercial banking business by the Office of the Comptroller of the Currency or the South Carolina State Board of Financial Institutions;

(ii)           the Proposed Bank receives approval from the Federal Deposit Insurance Corporation of its application for deposit insurance;

(iii)          Coastal Bancshares receives approval from the Federal Reserve to acquire the stock of the Proposed Bank; and

(iv)          at least $20 million of subscription funds held in escrow for shares of Coastal Bancshares are released to Coastal Bancshares.

5.             Reimbursement of Silver.  Coastal Bancshares shall reimburse Silver’s Contribution (as defined in the operating agreement, as amended, of Coastal LLC as in effect on the date hereof) in the amount of $200,000, without interest, if, and only if, all of the following conditions are satisfied:

(a)           the Proposed Bank is issued a charter to transact commercial banking business by the Office of the Comptroller of the Currency or the South Carolina State Board of Financial Institutions;

(b)           the Proposed Bank receives approval from the Federal Deposit Insurance Corporation of its application for deposit insurance;

(c)           Coastal Bancshares receives approval from the Federal Reserve to acquire the stock of the Proposed Bank; and

(d)           at least $20 million of subscription funds held in escrow for shares of Coastal Bancshares are released to Coastal Bancshares.

6.             Abandonment of Proposed Bank Organizational Efforts.  If following the Effective Time, the directors of Coastal Bancshares adopt a resolution abandoning Coastal Bancshares’ efforts to organize the Proposed Bank, then Coastal Bancshares shall pay to the Contributors all of its funds remaining after all other debts of Coastal Bancshares have been paid or provided for as follows:

(a)           first, to the LLC Members equally until each LLC Member is paid $20,000;

(b)           second, to Silver until he is paid $200,000; and

(c)           third, to the Contributors equally.

7.             Manner of Reimbursement.  Coastal Bancshares shall pay the reimbursements contemplated by Sections 4 and 5 as soon as practicable after the conditions set forth in Sections 4 and 5 have been satisfied and shall pay the amounts contemplated by Section 6 as soon as practicable after all other debts of Coastal Bancshares have been paid or provided for.  The LLC Members shall rank senior to Silver in order of priority of payment pursuant to Sections 4 through 6, and Silver shall not receive any payment pursuant to Section 5 or Section 6 unless and until Coastal Bancshares shall have paid $20,000 to each LLC Member pursuant to Section 4 or Section 6, as the case may be.  Each Contributor acknowledges and agrees that there is no assurance that either of the conditions to reimbursement described in Sections 4 and 5 will be met.  Each Contributor further waives any and all claims against all other Contributors hereto, Coastal LLC, Coastal Bancshares, the Proposed Bank and their respective managers, directors, officers, members, shareholders, attorneys, agents and representatives for reimbursement as a result of the failure to occur of either of the conditions described in Sections 4 and 5.  The Contributors acknowledge and agree that (i) the provisions of this Agreement supersede all provisions of the operating agreement of Coastal LLC relating to amounts payable from Coastal LLC to the Contributors in respect of their contributions to Coastal LLC and (ii) no LLC Member shall be entitled to have its distributional interest in Coastal LLC purchased pursuant to Article 6, Article 7, or any other provision, of the South Carolina Limited Liability Company Act of 1996, as amended, by reason of the Merger.

8.             Mediation and Arbitration.  Unless the parties mutually agree otherwise, any dispute or controversy arising under or in connection with this Agreement shall first be submitted to nonbinding mediation.  Such mediation shall be held in Horry County, South Carolina or another location mutually acceptable to the parties and the mediator shall be selected upon the mutual agreement of all parties.  A mediation must be held within 60 days after a party has requested such.  If a party refuses to agree upon a mediator, then the dispute shall be submitted to arbitration.  Any dispute or controversy arising under or in connection with this Agreement which is not resolved pursuant to mediation by the parties or which is not submitted to mediation for any reason shall be submitted to binding arbitration in accordance with the requirements of the American Arbitration Association and Commercial Arbitration Rules. The arbitration shall be conducted by a single arbitrator.  All arbitration proceedings shall be conducted in Horry County, South Carolina.  The arbitrator shall be selected as provided by the American Arbitration Association, and the arbitrator shall render a decision on any dispute within 120 days after the arbitrator has been selected.  The decision of the arbitrator shall be binding upon all the parties to the dispute, their personal representatives, legal representatives, heirs, successors and assigns.

The decision of the arbitrator shall be in writing, signed by the arbitrator, and based on the preponderance of credible evidence presented to the arbitrator which shall be summarized therein.  The parties shall have the pre-hearing discovery rights that are available in connection with civil matters pursuant to the South Carolina Rules of Civil Procedure except that all discovery must be completed within 90 days from the first demand for arbitration with respect to the dispute in question.  All questions of admissibility of evidence at such arbitration shall be resolved in accordance with South Carolina law, including the South Carolina Rules of Evidence.  Each party to an arbitration proceeding under this Section shall pay an equal portion of all arbitrator’s expenses and fees, together with other expenses of arbitration, except that the parties shall bear their own respective expert witness, professional and attorneys’ fees.

Upon request of a party (i) the arbitrator may require that the subject arbitration proceedings be kept confidential, and (ii) no party shall disclose or permit the disclosure of any information produced or disclosed in the arbitration proceedings until the award is final.  A party shall not be prevented from seeking temporary injunctive relief before a court of competent jurisdiction in an emergency or other urgent or exigent situation, but responsibility for resolution of any dispute should be appropriately transferred to the arbitrator upon appointment in accordance with the provisions hereof.

9.             Checks, Drafts, Etc.  Unless and until the Contributors have been reimbursed in full pursuant to Sections 4 and 5, all checks, drafts or other orders for payment of money in an amount in excess of $10,000.00 shall be signed or endorsed by two officers of Coastal Bancshares.

10.           Warranties.  Each party hereto hereby represents and warrants to each other party that (a) if that party is a corporation, it is authorized to do business in the state of its incorporation and in any other state in which it is required to be authorized to do business; (b) if that party is a limited liability company, it is authorized to do business in the state of its organization and in any other state in which it is required to be authorized to do business; (c) that party has full corporate, limited liability company, or other applicable power and authority to execute and agree to this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, or other persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that party have been duly taken; (e) that party has duly executed and delivered this Agreement; and (f) that party’s authorization, execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which that party is a party or by which it is bound.

11.           Miscellaneous.

(a)           Amendment.  This Agreement may be amended from time to time only by a written instrument unanimously adopted and executed by all parties hereto.

(b)           Headings.  The headings used in this Agreement have been inserted for convenience only and do not constitute matter to be construed in interpretation.

(c)           Construction.  Whenever the context so requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter, and the singular shall include the plural, and conversely.  All references to Sections refer to sections of this Agreement, and all references to Exhibits, if any, are to exhibits attached hereto, if any, each of which is made a part hereof for all purposes.  If any portion of this Agreement shall be invalid or inoperative, then, so far as is reasonable and possible:

(i)            the remainder of this Agreement shall be considered valid and operative; and

(ii)           effect shall be given to the intent manifested by the portion held invalid or inoperative.

(d)           Entire Agreement; Supersedure.  This Agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all prior contracts or agreements with respect thereto, whether oral or written.

(e)           Binding Effect.  This Agreement is binding on and inures to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns.

(f)            Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF SOUTH CAROLINA EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

(g)           Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.

(h)           Notice.  Any notice or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been given and received by the party to whom directed (a) when delivered personally to such party, (b) when electronically provided to a party who has authorized, in writing, that electronic notification is acceptable, or (c) when posted in the United States mails if sent by registered or certified mail, postage and charges prepaid, addressed to the party to which directed at the address of which such party has notified all other parties hereto.

(i)            Approval of Coastal LLC Members; Termination.  Each LLC Member hereby approves this Agreement and the merger of Coastal LLC with and into Coastal Bancshares hereunder.  Notwithstanding any other provision of this Agreement, Coastal Bancshares or Coastal LLC may, in its discretion, terminate and abandon this Agreement and the Merger at any time before articles of merger are filed with the Secretary of State of South Carolina in connection herewith.

(Signatures are on the following pages.)

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Agreement as of the date first written above.

Coastal Bancshares:	COASTAL CAROLINA BANCSHARES, INC.

	By:	s/ Michael D. Owens, Pres. & CEO

	Its:	President & CEO

Coastal LLC:	COASTAL CAROLINA DREAM TEAM, LLC

	By:	s/ Michael D. Owens, Manager
Michael D. Owens, Manager

Silver:		s/ Larry D. Silver
Larry D. Silver

LLC Members:		s/ William K. Bogache
William K. Bogache

s/ J. Egerton Burroughs
J. Egerton Burroughs

s/ Chester A. Duke
Chester A. Duke

s/ Robin W. Edwards
Robin W. Edwards

s/ Henrietta U. Golding
Henrietta U. Golding

s/ Adair M. Graham
Adair M. Graham

s/ Marsha W. Griffin
Marsha W. Griffin

s/ Gary L. Hadwin
Gary L. Hadwin

s/ Benjy A. Hardee
Benjy A. Hardee

s/ Nelson L. Hardwick
Nelson L. Hardwick

s/ Marilyn B. Hatley
Marilyn B. Hatley

s/ W. John Laymon
W. John Laymon

s/ Andrew H. Lesnik
Andrew H. Lesnik

s/ L. Morgan Martin
L. Morgan Martin

s/ John L. Napier
John L. Napier

s/ Michael D. Owens
Michael D. Owens

s/ Dennis L. Wade
Dennis L. Wade

s/ Douglas P. Wendel
Douglas P. Wendel

s/ Debra D. Wilkins
Debra D. Wilkins

s/ Vivian A. Wong
Vivian A. Wong

s/ Dennis T. Worley
Dennis T. Worley